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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32337) pertaining to the JLM Industries, Inc. Long Term Incentive Plan, (Form S-8 No. 333-32339) pertaining to the JLM Industries, Inc. Non-Employee Directors' Stock Option Plan, (Form S-8 No. 333-32347) pertaining to the JLM Industries, Inc. 1997 Employee Stock Purchase Plan, (Form S-8 No. 333-70614) pertaining to the 2001 Employee Stock Purchase Plan, and Form S-3 (No. 333-65488) of JLM Industries, Inc., of our report dated March 29, 2002, with respect to the consolidated financial statements and schedule of JLM Industries, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP
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Ernst & Young LLP
Tampa, Florida
                                                        March 29, 2002